Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 23, 2006
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com

PEOPLES FINANCIAL CORPORATION INCREASES NET INCOME
FOR 2005 DESPITE EFFECTS OF KATRINA
BILOXI, MS (January 23, 2005)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, increased net income in 2005 to $5,882,000, a 2% rise over the year before, despite the effects from Hurricane Katrina that impacted earnings in the third quarter, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income for the fourth quarter of 2005 totaled $2,530,000, compared to $1,310,000 for the same period in 2004, largely due to an increase of $1,900,000 in net interest income for the comparable period.
All loss claims relating to assets impaired as a result of Hurricane Katrina have not yet been settled. Fourth quarter 2005 earnings do include, however, $450,000 in gains from insurance claims which have been substantially completed.
“Our solid earnings in the fourth quarter offset some of the charges we took in the third quarter immediately in the wake of Katrina, giving us a modest increase over 2004,” said Swetman.
“Since mid-December all 16 of our branches have been open for normal business operations, and we have actively provided the financial resources to support the rebuilding process on the Mississippi Gulf Coast,” added Swetman.
Earnings per share for the year increased to $1.06 per average weighted share, compared to $1.04 per share the year before.
Earnings per share figures are based on weighted average shares outstanding of 5,550,477 and 5,556,251 on December 31, 2005 and December 31, 2004, respectively.
“Our Board of Directors feels confident enough in the future of our company and the prospects for our community to maintain the semi-annual dividend at $.20 a share and extend the stock repurchase plan that has been in effect since 2002,” said Swetman.
Founded in 1896, with $845 million in assets as of December 31, 2005, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 — YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
(Unaudited)

Earnings (1)	2005	2004	Change
Year Ended December 31,

Net Income	$5,882	$5,794	2%

Net Income Per Share	1.06	1.04	2%

Financial Condition
December 31,	2005	2004	Change

Total Assets	$845,325	$577,441	46%

Loans — Net of Unearned Discounts	349,346	334,193	5%

Investment Securities	313,517	181,020	73%

Total Deposits	592,217	389,192	52%

Shareholders’ Equity	87,503	85,801	2%

Book Value Per share	15.77	15.44	2%

Selected Ratios

Return on average shareholders’ equity	6.79%	6.84%

Return on average total assets	.82%	1.00%

Primary capital to average assets	13.67%	15.87%

Allowance for loan losses as a % of loans, net of unearned discount	3.14%	1.97%
(1) Based on weighted average shares outstanding of 5,550,477 and 5,556,251 at December 31, 2005 and 2004 respectively.